Exhibit 99.1

Latitude 360, Inc

Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

1

Latitude 360, Inc.

2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Latitude Global, Inc.

We have audited the accompanying balance sheets of Latitude Global, Inc. as of December 31, 2013 and 2012 and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two year period ended December 31 2013. Latitude Global, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Latitude Global, Inc. as of December 31, 2013 and 2012 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2013 conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Latitude Global, Inc. will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, Latitude Global, Inc., has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Jonathon P. Reuben CPA

Jonathon P. Reuben CPA

An Accountancy Corporation

Torrance, California

November 7, 2014

3

LATITUDE GLOBAL, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
ASSETS
Current assets
Cash	$170,950	$138,374
Accounts receivable	143,538	108,322
Other receivables	781,820	1,261,270
Inventories	269,680	312,937
Prepaid expenses	23,447	11,975
Total current assets	1,389,435	1,832,878

Property and equipment - net	47,873,119	48,772,242
Idle Property and equipment - net	2,010,083	1,622,154
Restricted cash	318,646	2,320,326
Other assets	381,812	265,915
Assets of discontinued operations	—	1,231,876
Total long-term assets	50,583,660	54,212,513

Total assets	$51,973,095	$56,045,391

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable	$9,539,512	$8,214,553
Accounts payable - construction related	8,213,599	16,007,611
Accrued expenses	3,888,155	829,930
Accrued compensation - related party	1,621,437	1,600,000
Deferred rent	19,700	19,700
Interest payable	3,555,745	1,514,024
Obligations under capital leases	2,784,115	1,538,372
Due to related parties	274,317	168,612
Short term notes payable	27,237,493	18,523,894
Total current liabilities	57,134,073	48,416,696

Deferred rent	239,854	696,054
Obligaitons under capital leases	20,584,091	20,204,913
Dividends payable	2,020,361	996,100
Total long-term liabilities	22,844,306	21,897,067

Total liabilities	79,978,379	70,313,763

Stockholders' deficit
Preferred stock, 10,000,000 shares authorized;
Preferred stock Series A $1,000 par value, 25,000 shares designated,
12,457 shares issued and outstanding at December 31, 2013
8,268 shares issued and outstanding at December 31, 2012	12,457,517	8,268,044
Common stock, $.001 par value; 100,000,000 shares authorized,
41,879,471 shares issued and outstanding as of December 31, 2013
and 34.644.330 shares issued and outstanding as of December 31, 2012	41,880	34,644
Additional paid-in capital	75,356,381	27,570,041
Accumulated deficit	(115,861,062)	(50,141,101)
Total stockholders' deficit	(28,005,284)	(14,268,372)

Total liabilities and stockholders' deficit	$51,973,095	$56,045,391

The accompanying notes are an integral part of these financial statements

4

LATITUDE GLOBAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE YEARS ENDED
	2013	2012

Net sales	$18,429,900	$8,137,175

Operating expenses
Cost of sales	3,933,125	2,272,304
Labor expenses	6,672,399	3,677,223
Stock based compensation	4,009,593	9,324,783
Occupancy and related costs	1,955,020	1,573,966
Professional fees	1,391,035	1,572,691
Depreciation and amortization	4,264,771	1,051,077
Selling, general and administrative expenses	10,750,027	7,951,188
Total operating expenses	32,975,970	27,423,232

Loss from operations	(14,546,070)	(19,286,057)

Other (expenses)
Interest expense	(46,073,871)	(16,108,755)
Loss on modification of indebtedness	(1,082,709)	(294,219)
Loss on disposition of assets	(3,280)	—
Net loss from continuing operations	(61,705,930)	(35,689,031)

Discontinued operations, loss from operations of discontinued venue,
including loss on the disposal assets of $1,151,376 in 2013	(2,989,770)	(1,102,819)

Net loss	$(64,695,700)	$(36,791,850)

Basic and diluted loss per share
Continuing operations	$(1.61)	$(1.14)
Discontinued operations	(0.08)	(0.04)
Total basic and diluted loss per share	$(1.69)	$(1.17)

Weighted average shares outstanding	38,299,758	31,383,964

The accompanying notes are an integral part of these financial statements

5

	LATITUDE GLOBAL, INC.
	STATEMENT OF CHANGES IN STOCKHOLDERS' (DEFICIT)
	FOR THE YEARS ENDED DECEMBER 31, 2013 and 2012

					Additional		Other
	Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Gain (Loss)	Totals

Balance, December 31, 2011	5,754	$5,754,000	28,640,715	$28,641	$2,278,452	$(12,554,571)	$—	$(4,493,478)

Shares issued in connection with the issuance of convertible debt	—	—	3,094,893	3,095	4,315,668	—	—	4,318,763
Shares issued in connection with the issuance of other notes payable	—	—	81,250	81	243,669	—	—	243,750
Shares issued in exchange for debt cancellation	2,252	2,251,500	1,407,101	1,407	1,699,334	—	—	3,952,241
Shares issued for consulting services	120	120,000	711,371	711	1,829,352	—	—	1,950,063
Shares issued for services rendered to a related party	—	—	709,000	709	2,126,291	—	—	2,127,000
Shares issued for cancellation of debt due from related party	142	142,544	—	—	—	—	—	142,544
Compensation recognized on stock warrant grants	—	—	—	—	5,327,623	—	—	5,327,623
Finance costs recognized on stock warrrant grants	—	—	—		9,310,870	—	—	9,310,870
Compensation recognized on stock option grants	—	—	—	—	438,782	—	—	438,782
Accrued Preferred Stock dividends	—	—	—	—	—	(794,680)	—	(794,680)
Net loss for period	—	—	—	—	—	(36,791,850)	—	(36,791,850)

Balance, December 31, 2012	8,268	8,268,044	34,644,330	34,644	27,570,041	(50,141,101)	—	(14,268,372)

Shares issued in connection with the issuance of convertible debt	—	—	3,749,081	3,749	5,043,356	—	—	5,047,105
Shares issued in connection with the issuance of other notes payable	—	—	773,450	774	1,200,856	—	—	1,201,630
Shares issued in exchange for debt cancellation	4,189	4,189,473	575,369	575	1,024,410	—	—	5,214,458
Shares issued for consulting services relating to construction activities			700,573	701	2,101,018			2,101,719
Shares issued for consulting services	—	—	791,595	792	1,669,993	—	—	1,670,785
Shares issued for legal services	—	—	20,000	20	7,980	—	—	8,000
Shares issued to employees	—	—	625,073	625	1,790,594	—	—	1,791,219
Finance costs recognized on stock warrrant grants	—	—	—	—	34,408,544	—	—	34,408,544
Compensation recognized on stock option grants	—	—	—	—	539,589	—	—	539,589
Accrued Preferred Stock dividends	—	—	—	—	—	(1,024,261)	—	(1,024,261)
Net loss for period	—	—	—	—	—	(64,695,700)	—	(64,695,700)

Balance, December 31, 2013	12,457	$12,457,517	41,879,471	$41,880	$75,356,381	$(115,861,062)	$—	$(28,005,284)

The accompanying notes are an integral part of these financial statements

6

LATITUDE GLOBAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,
	2013	2012
Cash Flows from Operating Activities
Net loss	$(64,695,700)	$(36,791,850)
Adjustments to reconcile net loss to net cash
used in operating activities:
Operating activities of discontinued operations	2,989,770	1,102,819
Net loss from operations	(61,705,930)	(35,689,031)
Depreciation and amortization expense	4,264,771	1,051,077
Amortization expense - discount of convertible debt	38,965,973	11,780,361
Stock based compensation	4,009,593	9,324,783
Loss on modification of debt	1,082,709	294,219
Loss on disposition of assets	3,280	—
(Increase) decrease in assets:
(Increase) decrease in accounts receivable	444,234	(1,289,717)
(Increase) decrease in inventories	43,257	(244,652)
(Increase) decrease in prepaid expenses	(11,472)	166,257
(Increase) in other assets	(115,897)	(69,837)
Increase (decrease) in liabilities:
Increase in accounts payable	6,819,565	698,673
Increase in accrued expenses	3,079,662	2,347,345
Increase in interest payable	2,041,721	298,410
Increase in obligations under capital leases	1,643,446	1,271,710
(Decrease) increase in deferred rent	6,396	(128,753)

Net cash provided by(used in) operating activities	571,308	(10,189,155)

Cash Flows from Investing Activities
Proceeds from sale of asset	2,934	—
Purchase of property and equipment	(13,297,536)	(2,572,886)

Net cash used in investing activities	(13,294,602)	(2,572,886)

Cash Flows from financing activities
Restricted cash reclassification	2,001,680	(2,320,326)
Proceeds from construction loans	62,742	6,744,848
Proceeds from issuance of convertible and other debt	14,090,391	12,310,175
Principal reduction in convertible and other debt	(3,486,123)	(3,342,831)
Principal reduction in obligations under capital leases	(18,525)	(35,397)
Proceeds from related party advances	183,175	3,893,817
Repayments on related parity advances	(77,470)	(4,367,341)

Net cash provided by financing activities	12,755,870	12,882,945

Net (decrease) increase in cash	32,576	120,904

Beginning balance - cash	138,374	17,470

Ending balance - cash	$170,950	$138,374

Supplemental Information:

Interest expense paid	$2,340,022	$1,514,024
Income taxes paid	$—	$—

Non-cash investing and financing activities:

Common shares issued in conversion of debt	$1,024,985	$1,700,741
Preferred shares issued in conversion of debt	$4,847,800	$2,251,500
Increase (decrease) in construction costs financed	$(7,794,012)	$19,918,646
Payables related to construction converted to
notes payable	$3,869,643	$3,869,643

The accompanying notes are an integral part of these financial statements

7

Latitude 360, Inc.

Notes to Consolidated Financial Statements

1 – NATURE OF BUSINESS

Latitude Global, Inc. (“the Company”) was formed in Florida on June 21, 2010 to act as a holding Company for the ownership interest in the following Limited Liability Companies collectively referred to as the venues:

Latitude 30 Group LLC (“Lat 30”) - formed in Florida on January 2, 2009

Latitude 39 Group LLC (“Lat 39”) - formed in Florida on December 14, 2010

Latitude 40 Group LLC (“Lat 40”) - formed in Florida on February 2, 2011

Latitude 42 Group LLC (“Lat 42”) - formed in Florida on December 30, 2011

The Company opened its first venue in 2011 located in Jacksonville, Florida (Lat 30). In 2012, the Company opened two venues located in Indianapolis, Indiana (Lat 39), and Pittsburgh, Pennsylvania (Lat 40). Each venue consists of a full-service restaurant and bar, dine-in bowling lanes, dine-in luxury screening room, and a dine-in live performance theatre. The Company commenced constructing Lat 42’s venue located in Chicago, Illinois, in 2012. The Company decided to abandon the Chicago location in 2013. The Company is accounting for Lat 42’s activity as a discontinued operation pursuant to Accounting Standards Codification (“ASC”) Topic 250-20, “Discontinued Operations”.

2. MANAGEMENT’S PLANS REGARDING FUTURE OPERATIONS AND LIQUIDITY

The Company has incurred significant losses from operations during the years ended December 31, 2013 and 2012, and on a consolidated basis has an accumulated deficit of $115,861,062 and $50,141,101 for the years then ended. The Company’s ability to continue its operations and to pay its obligations when they become due is contingent upon obtaining additional financing and generating positive cash flows from its operations. Management’s plans include the procurement of additional funds through debt and the issuances of equity instruments and the increase in operating cash flows from revenues generated as part of various new venues expected to begin operating in the fourth quarter of 2014 and further into 2015.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

 The accompanying consolidated financial statements include the accounts of Latitude Global, Inc. and its wholly owned limited liability companies (the Venues). Intercompany transactions and balances have been eliminated in consolidation.

Business Segment

The Company operates a business segment which is comprised of the operating activities of the Venues.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

8

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents.

Restricted Cash

The company has restrictions on the use of funds held in certain accounts which may only be used for debt repayments due to a financial institution. As of December 31, 2013 and 2012 the restricted balances were $318,646, and $2,320,326 respectively.

Accounts and Other Receivables

Trade receivables include amounts due from credit card sales and from customers on past held group events, less any allowance for doubtful accounts. Interest is not accrued on overdue accounts receivable.

Other receivables include amounts due from landlords for retainage related to venues’ constructions.

Inventories

Inventories primarily consist of food, beverages and game redemption items. Inventories are accounted for at lower of cost or market using the average cost method. Spoilage is expensed as incurred.

Property and Equipment

Property and equipment is recorded at cost and is depreciated over the assets' estimated useful lives using the straight-line method. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful life of the asset or the term of the related lease. The estimated lives for equipment, furniture and fixtures, and computers range from three to ten years. The estimated life for leasehold improvements is twenty years. The cost of repairs and maintenance are expensed when incurred, while expenditures for major betterments and additions are capitalized. Gains and or losses are recognized on disposals or sales.

Long-Lived Assets

The Company reviews long-lived assets and certain identifiable intangibles subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There was no impairment losses recognized in 2013 or 2012.

Revenue Recognition

Revenues from the operation of the facilities are recognized when sales occur. The revenue from electronic gift cards is deferred when purchased by the customer and revenue is recognized when the gift cards are redeemed. The revenue from electronic gift cards deferred as of December 31, 2013 and December 31, 2012 were approximately $106,000 and $72,000, respectively.

Convertible Debentures

The Company accounts for the equity instruments issued in connection with convertible debt pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” Proceeds received from the issuance of debt with equity are allocated between the components issued based upon their relative fair values. The amounts allocated to equity are accounted for as paid-in capital with an offset allocated to discounts of convertible debt. The Company amortizes the discount to interest expense, over the life of the respective debt using the effective interest method. The Company recognizes gain or loss on extinguishments and modifications of convertible debentures that create a substantial change in terms of the modified or converted debt.

9

Issuances Involving Non-cash Consideration

All issuances of the Company’s stock for non-cash consideration have been assigned a dollar amount equaling the market value of the shares issued on the date the shares were issued for such services and property. The non-cash consideration paid pertains to additional consideration issued in the issuance of convertible debt, payment on accrued interest, employee compensation and consulting services.

Stock Based Compensation

The Company accounts for stock-based compensation under ASC Topic 505-50, formerly Statement of Financial Accounting Standards (“SFAS”) No. 123R, "Share-Based Payment” and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - An amendment to SFAS No. 123.” These standards define a fair-value-based method of accounting for stock-based compensation. In accordance with SFAS Nos. 123R and 148, the cost of stock-based compensation is measured at the grant date based on the value of the award and is recognized over the vesting period. The value of the stock-based award is determined using the Black-Scholes option-pricing model, whereby compensation cost is the excess of the fair value of the award as determined by the pricing model at the grant date or other measurement date over the amount that must be paid to acquire the stock. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period. During the year ended December 31, 2013, the Company recognized stock-based compensation of expense totaling approximately $44,666,871, of which $539,589 was recognized through the vesting of 386,000 common stock options; $34,408,543 was recognized through the amortization of discounts on the vesting of 14,141,352 common stock warrants that were granted in connection with the issuance short-term convertible debt; $5,047,105 was recognized through the amortization of discounts on the issuance of 3,749,081 common shares $1,201,630 was recognized as interest expense on the issuance of 773,450 common shares in connection with the issuance of short term demand loans, and $1,670,785 was recognized for consulting services on the issuance of 791,595 shares of common stock $8,000 was recognized for legal services on the issuance of 20,000 shares of common stock, and $1,791,219 was recognized in connection with 625,073 common shares issued to various employees. In addition, the Company issued 700,573 shares of its common stock for services rendered in the construction of its venues valued at $2,101,719. During the year ended December 31, 2012, the Company recognized stock-based compensation of expense totaling approximately $21,087,298, of which $438,782 was recognized through the vesting of 150,000 common stock options $14,638,493 was recognized through the amortization of discounts on the vesting of 4,980,500 common stock warrants that were granted in connection with the issuance short-term convertible debt, $4,778,645 was recognized through the amortization of discounts on the issuance of 3,094,893 common shares in connection with the short-term convertible debt, and $1,431,378 was recognized for consulting services the issuance of 578,476 shares of common stock. In addition, the Company issued 132,895 shares of its common stock and 120 shares of its preferred stock for services rendered in the construction of its venues valued at $518,685.

Loss per Share

The Company reports earnings (loss) per share in accordance with ASC Topic 260-10, "Earnings per Share." Basic earnings (loss) per share are computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share have not been presented since the effect of the assumed conversion of warrants and debt to purchase common shares would have an anti-dilutive effect. Potential common shares as of December 31, 2013 that have been excluded from the computation of diluted net loss per share amounted to 29,315,620 shares and include 19,569,625 warrants, 386,000 options and $20,034,199 of debt and accrued interest convertible into 9,359,995 shares of the Company’s common stock. Of the 29,315,620 potential common shares at December 31, 2013, all were vested. Potential common shares as of December 31, 2012 that have been excluded from the computation of diluted net loss per share amounted to 9,413,710 shares and include 4,980,500 warrants, 120,000 options and $10,571,027 of debt and accrued interest convertible into 4,313,210 shares of the Company’s common stock. Of the 9,413,710 potential common shares at December 31, 2012, all were vested.

10

Advertising Costs

Advertising costs are expensed as incurred. Sponsorship costs are capitalized and amortized to expense over the sponsorship periods. Advertising costs as of December 31, 2013 and December 31, 2012 were approximately $2,000 and $800, respectively.

Comprehensive Income (Loss)

Comprehensive income (loss) and its components are required to be classified by their nature in the financial statements, and display the accumulated balance of other comprehensive income separately from members’ capital and non-controlling interest in the accompanying balance sheets. There are no other components of comprehensive income (loss) other than the Company’s net loss for the periods presented.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash.

The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation ("FDIC"). Interest bearing accounts are insured up to $250,000 and non-interest bearing accounts have no limitation. From time to time, the Company may have cash in financial institutions in excess of federally insured limits. As of December 31, 2013 and December 31, 2012, the Company did not have cash in excess of FDIC limits.

During the year ended December 31, 2013, one supplier represented approximately 46% of the Company’s purchases.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash.

The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation ("FDIC"). Interest bearing accounts are insured up to $250,000 and non-interest bearing accounts have no limitation. From time to time, the Company may have cash in financial institutions in excess of federally insured limits. As of December 31, 2013 and December 31, 2012, the Company did not have cash in excess of FDIC limits.

11

4. INVENTORIES

Inventories at December 31, 2013 and 2012 consist of the following:

	2013	2012

Produce, meats and other food products	$104,536	$148,330
Liquor and beverages	128,359	89,549
Redemption toys	36,785	75,058
Total	$269,680	$312,937

5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2013 and 2012:

	2013	2012	Estimated useful Lives

Audio/Visual	$6,067,985	$6,013,124	10
Computers & software	1,072,898	1,049,516	3
Equipment	3,146,015	2,612382	5-10
Furniture	1,108,717	1,088,853	10
Gaming equipment	5,702,867	5,692,328	5
Vehicle	115,850	115,850	5
Leasehold improvements	18,217,287	15,105,987	20
Property held under capital leases	20,588,190	20,588,190	5-20
	56,019,809	52,266,230
Less accumulated depreciation	(6,136,607)	(1,871,834)
Sub Total	49,883,202	50,394,396
Idle equipment	(2,010,083)	(1,622,154)
Property and Equipment, net	$47,873,119	$48,772,242

Depreciation and amortization expense for 2013 and 2012 amount to $4,264,771 and $1,051,077, respectively.

6. NOTES AND LOANS PAYABLES –

Convertible Debt

2013

During 2013, the Company issued convertible notes totaling $13,123,133 for cash consideration of $2,860,250. The remaining $10,262,883 of the notes was issued to certain lenders to replace short-term obligations and conversion of debt due for construction costs. Most of the notes bear interest at 12% per annum and have maturities ranging from one month to sixteen months. The other notes bear interest at rates of 10%. Of these notes, a total of $9,253,490 was issued at 12% with $3,869,643 issued at 10%. Outstanding principal is convertible into shares of the Company’s common stock at conversion rates at $1.40 per share and $3.00 per share. Principal repayments totaled $155,511 in 2013.

In connection with the issuance of the convertible notes, the note holders were also issued a total of 3,749,081shares of the Company’s common stock. In addition, in connection with these convertible notes certain holders were issued a total of 242,000 detachable warrants to purchase shares of the company’s common stock that are exercisable at a price of at $1.75 per share and expire five years from the date of grant.

The convertible notes were recorded net of discounts that include the relative fair value of the additional stock issuances and the warrants, all totaling $4,259,536. The discounts are being amortized to interest expense.

During 2013, the Company agreed to modify the note terms of four holders and issue a total of 331,790 additional shares of common stock with a total fair value of $867,830 at no additional consideration. Pursuant to the amendment of these notes and the issuance of the additional shares, the Company recorded a loss of $936,058 equal to the fair value of these shares.

During 2013, the Company lowered the conversion prices for twelve of its note holders. The original terms of the notes included conversion prices of $1.60 per share. To induce conversion, the notes were modified to reduce the conversion prices to $1.25 per share. Notes totaling $493,472 were converted into 394,778 shares at the modified prices. Under the original terms of the notes a total of 308,420 shares would be issued upon conversion. The Company recognized a loss of $146,651 on the modification of this debt based on the change in fair value of the resulting issuance of additional shares.

12

During 2013, note holders converted principal of $1,024,995 and accrued interest into 575,369 shares of the Company’s common stock. Additionally, the note holders converted principal of $4,067,973 and accrued interest into 4,068 shares of the Company’s preferred stocks did not change.

2012

During 2012, the Company issued convertible notes totaling $8,691,836 for cash consideration of $7,564,650. The remaining $1,127,186 of the notes was issued to certain lenders to replace short-term obligations. Most of the notes bear interest at 12% per annum and have maturities ranging from one month to two years. The other notes bear interest at rates of 10% or 0%. Of these notes, a total of $7,987,586 was issued at 12% with $225,650 issued at 10% and $478,600 issued at 0%. Outstanding principal is convertible into shares of the Company’s common stock at conversion rates of $1.00 per share, $1.40 per share, $1.60 per share or $3.00 per share. Principal repayments totaled $1,024,410 in 2012.

In connection with the issuance of the convertible notes, the note holders were also issued a total of 3,668,969 shares of the Company’s common stock and 1,500,000 warrants to purchase common stock that are exercisable at a price of $1.75 per share and expire five years from the date of grant.

The convertible notes were recorded net of discounts that include the relative fair value of the additional stock issuances and warrants totaling $3,809,431. The discounts are being amortized to interest expense.

During 2012, the Company agreed to modify the note terms of four holders and issue a total of 16,350 additional shares of common stock with a fair value of $22,890 at no additional consideration. Pursuant to the amendment of these notes and the issuance of the additional shares, the Company recorded a loss of $22,890 equal to the fair value of these shares.

During 2012, note holders converted principal of $1,700,741 and accrued interest into 1,407,101 shares of the Company’s common stock. Additionally, the note holders converted principal and accrued interest totaling $2,251,500 into 2,252 shares of the Company’s preferred stock, to which the Company has assigned a value that is equal to the common stock that would have been issued under the original terms. No gain or loss was recognized since the value of the issuances did not change.

The balance of convertible notes at December 31, 2013 and 2012 is as follows:

	December 31,
	2013	2012
Principal balance	$16,478,454	$9,057,003
Accrued interest	3,555,745	1,514,024
	20,034,199	10,571,027
Less discounts	(1,048,643)	(1,794,796)
	18,985,556	8,776,231

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Other Debt

Notes issued to private investorsat interest rates ranging from 12% to 15%.	887,850	746,600

Notes issued to officers and directors at interest rates ranging from 12% to 15%.	200,000	400,000

Short term advances provided by private, non-institutional third parties with no specific interest or repayment terms. These notes are used for short term working capital needs and are intended to be repaid within one year. The Company is delinquent on certain payments due on these obligations.	2,468,889	2,324,914

Short term advances provided by officer and directors with no specific interest or repayment terms. These notes are used for short term working capital needs and are intended to be repaid within one year. The Company is delinquent on certain payments due on these obligations.	727,106	691,606

Secured note used for equipment acquisition and accrues interests at 9% per annum. The Company is delinquent on payments due on these obligations	674,362	546,536

Secured note used for equipment acquisition and accrues interests at 10.5% per annum. The Company is delinquent on certain payments due on these obligations	4,412,535	6,436,181

Secured note used for construction and accrues interests at 18% per annum. The Company is delinquent on certain payments due on these obligations	2,339,995	—

Secured note used for vehicle acquisition and accrues interests at 18% per annum. Renegotiated and paid off in 2014	96,944	115,850
Total	$30,793,237	$20,037,918
Accrued interest	(3,555,745)	(1,514,024)

Total Short Term Notes Payables	27,737,492	18,523,894

7. OBLIGATIONS UNDER CAPITAL LEASES

In February 2012, the Company purchased two buildings that house venues located in Jacksonville, Florida and Indianapolis, Indiana, for a total cost of $9,200,035. Simultaneous with the purchases, the Company entered into a sales/leaseback of the two buildings with an unrelated third party. Under the of the terms of the agreement relating to the sales/leaseback, the Company received a total of $21,000,000, of which $9,200,035 was used to fund the purchase of the two buildings, $811,398 was used to pay commissions, legal fees, and other costs associated with the transaction; $7,250,000 was placed in reserve to fund the construction of the two venues, $1,525,716 was used to pay vendors, and $2,212,851 was received in cash and used as working capital.

The Company accounted for lease of these two properties as capital leases. The initial terms of each lease is 20 years, with options to extend the lease for four successive terms of five years each. In addition the Company leases copiers and other office equipment that are accounted for as capital leases. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense for 2013 and 2012.

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Following is a summary of property held under capital leases:

	December 31,
	2013	2012
Buildings	$18,937,348	$18,937,348
Equipment	81,218	81,218
	19,018,566	19,018,566
Less accumulated depreciation	(954,433)	(417,569)
	$18,064,133	$18,600,997

Depreciation on assets under capital leases charged to expense in 2013 and 2012 was $954,443 and $417,569, respectively.

Minimum future lease payments under the capital lease at December 31, 2013 for each of the next five years and in the aggregate are as follows:

2014	$5,524,550
2015	2,309,051
2016	2,306,583
2017	2,488,653
2018	2,525,250
Thereafter	38,111,149
Total	53,265,236
Less accrued interest	(29,897,030)
Present value of net minimum	23,368,206

8. TAX MATTERS -

Income Tax -

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. We have evaluated the available evidence and the likelihood of realizing the benefit of our net deferred tax assets. Management considered the schedule reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in determining this assessment. From the Company’s evaluation, it has concluded that based on the weight of available evidence, the Company is more likely to not realize the benefit of the deferred tax assets. Accordingly, the Company established a full valuation allowance for the deferred tax assets that will not be realized.

The Company is subject to examination in all jurisdictions in which it operates. The Company files returns from a federal and state perspective.

The Company did not have any unrecognized tax benefits as a result of tax positions taken during the current periods. No interest or penalties have been recorded as a result of tax uncertainties. In the event the Company was to recognize interest and penalties related to uncertain tax positions, it would be recognized in the financial statements as income tax expense.

As of December 31, 2013 the company had federal and state net operating carry forwards of approximately $88 million. The net operating loss carry forwards will expire on 2033.

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9. RELATED PARTY TRANSACTIONS -

Under the terms of a development and consulting agreement between the Brownstone Group (“Brownstone”) and the Company, the Company is required to pay management and development fees to Brownstone. The amount of fees charged to operations in 2013 and in 2012 totaled $751,839 and $1,598,866, respectively. In` 2012, the Company reimbursed Brownstone for its allocated share of office rent and related expenses totaling $185,353. Brownstone is controlled by the Company’s Chairman and CEO. During 2013, the Company’s Chairman and CEO advanced the Company $121,500 of which $34,000 was repaid in 2013. In addition, since the Company’s inception, Chairman and CEO and various entities controlled by him have made advances to the Company and directly made payments on the Company’s behalf. The amount advances and direct costs paid are non-interest bearing, unsecured and due on demand. The balances owed the Chairman and CEO and related entities, including accrued management and development fees at December 31, 2013 and 2012 totaled $1,895,754 and $1,768,612, respectively. In 2012, the Company issued 142 shares of its Series A Preferred Stock in consideration for the cancellation of $142,544 of debt owed by an entity controlled by the Company’s Chairman and CEO. The Company reduced its obligation to the entity by the $142,544.

In 2013, the Company’s directors advanced the Company a total of $360,000 of which $50,000 is evidenced by a convertible promissory note. The note is convertible into the Company’s preferred stock at a rate of $1,000 per share. The promissory note is assessed interest at an annual rate of 12% with a maturity ty date of less than one year. In connection with the issuance of the convertible debt, the Company issued 16,250 shares of its common stock valued at $1.52 per share. The Company allocated a portion of the amount received on the related debt to the shares issued based upon the respective fair value of both the debt and shares. The amount allocated to the common shares was accounted for as a discount against the debt and is being amortized to interest expense over the life of the debt. The remaining $310,000 received is non-interest bearing and due on demand. In 2013, the Company issued 43,750 shares of its common stock to a shareholder valued at $61,000. In 2013, the Company paid interest to a director totaling $19,250. In 2013 $61,500 of convertible debt was converted into 61.50 shares of preferred stock in 2013,

In 2012, the Company’s directors advanced the Company a total of $711,500 of which $411,500 are evidenced by convertible promissory notes. Certain notes are convertible into the Company’s common stock at rate of prices ranging from $1.40 to $3.00 per share. Other notes are convertible into shares of the Company’s preferred stock at a rate of $1,000 per share. The promissory notes are assessed interest at an annual rate of 12% and mature at various dates under one year. In connection with the issuance of the convertible debt, the Company issued 137,188 shares of its common stock valued at an average price of $1.45 per share. The Company allocated a portion of the amount received on the related debt to the shares based upon the respective fair value of the debt and shares. The amount allocated to the shares was accounted for as a discount against the debt and is being amortized to interest expense over the life of the debt. The remaining $300,000 received are non-interest bearing and due on demand. In 2012, the Company paid interest to a director totaling $401,402.

In 2013, shareholders who are considered related parties advanced the Company a total of $500,000 which are evidenced by convertible promissory notes convertible into the Company’s common stock at a rate of various prices per share. The promissory notes are assessed interest at an annual rate of 12% and mature at various dates under one year. In connection with the issuance of the convertible debt, the Company issued 48,750 shares of its common stock valued at $1.52 per share. The Company allocated a portion of the amount received on the related debt to the shares issued based upon the respective fair value of both the debt and shares. The amount allocated to the common shares was accounted for as a discount against the debt and is being amortized to interest expense over the life of the debt. In 2013, $229,500 of debt was converted into 102,186 shares of common stock in 2013,

In 2012, shareholders who are considered related parties advanced the Company a total of $852,000 of which $500,000 which are evidenced by convertible promissory notes convertible into the Company’s common stock at a rate of various prices per share. The promissory notes are assessed interest at an annual rate of 12% and mature at various dates under one year. In connection with the issuance of the convertible debt, the Company issued 870,875 shares of its common stock valued at an average of $1.52 per share. The Company allocated a portion of the amount received on the related debt to the shares issued based upon the respective fair value of both the debt and shares. The amount allocated to the common shares was accounted for as a discount against the debt and is being amortized to interest expense over the life of the debt. In 2012, $693,273 of debt (including debt issued in prior years) was converted into 560,556 shares of common stock.

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In 2012, the Company issued a convertible promissory note in the amount of $225,650 for consulting or developing services by a shareholder to a related party entity. The note is convertible into shares of the Company’s common stock at $1.00 per share, it assessed interest at a rate of 10% per annum and matures on March 1, 2014, when the principal and accrued interest are fully due and payable. The Company has the right to extend the maturity date to September 1, 2014, but is required to issue an additional 350,000 shares of its common stock. In connection with the issuance of the note, the Company issued the shareholder 709,000 shares of its common stock and warrants to purchase 1,500,000 shares of its common stock at $1.75 per share. The warrants expire 6 years from the date of grant. The Company valued the warrants and shares issued at $6,542,207, which was considered consulting and developing services and charged to operations. The Company made principal payments totaling $90,000 to a shareholder in 2012.

In 2013, the Company issued 287,500 shares of common stock and common stock warrants to purchase 3,009,000 shares of common stock at $1.75 per share to various related parties as consideration to extend the maturity dates on various convertible debts. The fair value of the common shares issued and the warrants granted in connection with the value of the present value of the debt on date the terms were modified caused the Company to account for the modification as an extinguishment of debt pursuant to ASC 470-50 “Debt- Modification and Extinguishments”. The value of the modified debt is being amortized into interest expense over the life of the new term of the respective debt.

In 2012, the Company issued 3,780 shares of common stock and common stock warrants to purchase 600,000 shares of common stock at $1.75 per share to various related parties as consideration extend the maturity dates on various convertible debts. The fair value of the common shares issued and the warrants granted in connection with the value of the present value of the debt on the date the terms were modified caused the Company to account for the modification as an extinguishment of debt pursuant to ASC 470-50 “Debt- Modification and Extinguishments”. The value of the modified debt is being amortized into interest expense over the life of the new term of the respective debt.

The Company issued common stock options to its directors in 2013 to purchase 386,000 shares of common stock at $1.00 per share. The options vested upon issuance. The Company recognized compensation expense in 2013 of $539,589. The options values were calculated using the Black Scholes model with risk-free interest rates of 2.94%, volatility of 200.00%, and a share prices of $1.40 share.

10. FAIR VALUE VALUATION

The Company’s financial instruments at December 31, 2013 and 2012 consist principally of notes payable and convertible debentures. Notes payable and convertible debentures are financial liabilities with carrying values that approximate fair value.  The Company determines the fair value of notes payable and convertible debentures based on the effective yields of similar obligations.

The Company believes all of the financial instruments’ recorded values approximate fair market value because of their nature and respective durations.

The Company complies with the provisions of ASC No. 820-10 (“ASC 820-10”), “Fair Value Measurements and Disclosures.”  ASC 820-10 relates to financial assets and financial liabilities. ASC 820-10 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (GAAP), and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements and are to be applied prospectively with limited exceptions.

ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820-10 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions, about market participant assumptions, which are developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC 820-10 are described below:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

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Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company utilizes the best available information in measuring fair value. The following table summarizes, by level within the fair value hierarchy, the financial assets and liabilities recorded at fair value on a recurring basis as follows:

December 31, 2013:

Fair Value Measurements

	Level 1	Level 2	Level 3	Total Fair Value

Liabilities
Convertible debentures	$—	$18,985,556	$—	$18,985,556
Note payable	$—	$8,251,937	$—	$8,251,937

December 31, 2012:

Fair Value Measurements

	Level 1	Level 2	Level 3	Total Fair Value

Liabilities
Convertible debentures	$—	$8,776,231	$—	$8,776,231
Note payable	$—	$747,663	$—	$747,663

11. COMMITMENTS AND CONTINGENCIES

Operating leases

The Company is leasing land and a building under an operating lease that has an initial term of 10 years. The term of the lease is considered its initial obligation period, which does not include unexercised option periods. The lease has three renewal options of five years each, exercisable at the option of the Company. The lease includes rent escalation clauses based on fixed rate terms. The Company is also required to pay the landlord it’s allocated share of common area expenses. The Company has the option to purchase the property depending on the year in which the option is exercises at a purchase price ranging from $7,300,000 to $8,300,000. The purchase option expires on February 28, 2015.

Minimum future lease payments under operating leases at December 31, 2013 for the next three years and in the aggregate are as follows:

2014	$835,158
2015	835,158
2016	621,525
2017	650,100
2018	650,100
Thereafter	1,091,925
Total	$4,683,966

Rent expense for the periods ended December 31, 2013 and December 31, 2012 were approximately $2,228,000 and $1,899,000.

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Litigation

In the ordinary course of conducting its business, the Company is exposed to litigation risks from time to time that can have significant adverse effects upon our financial and operating condition, which in turn could have a material adverse effect on our ability to continue as a going concern.

At any given time there may be numerous civil actions initiated against the Company and/or its subsidiaries. Currently there are three civil actions pending against the Company’s subsidiary in which, in each case, the plaintiff(s) seek damages in excess of $500,000. The aggregate amount sought in these cases exceeds $3 million. With respect to most of these actions, the parties are either engaged in settlement discussions or have already executed a settlement agreement. One of the actions seeks $1.9 million in damages. If the parties do not succeed in settling this matter, then the Company is intent on defending the action. Nevertheless, if one or more of the pending lawsuits, or any lawsuits in the future, are adjudicated in a manner adverse to the Company and/or its subsidiary’s interests, or if a settlement of any lawsuit requires the Company to pay a significant amount, the result could have an adverse impact on the Company’s overall financial statements. The Company will continue to vigorously defend any such litigation.

Additionally, on December 12, 2012, The Estate of Jerome H. Dinner commenced an action entitled Larry Grossing, Personal Representative of the Estate of Jerome H. Dinner v. The Brownstone Group, LLC and Latitude 30 Group, LLC, case no. 2012-CA-013255, Duval County Circuit Court, Florida. The lawsuit alleges that the Brownstone Group, LLC and Latitude 30 Group, LLC, on June 25, 2010, executed a promissory note in the principal amount of $879,807.54 and that the note was not paid on the maturity date of December 31, 2010. The suit seeks money damages in the amount of $879,807.54 plus interest and attorneys’ fees. Latitude 30 Group, LLC intends to vigorously defend the action on the ground that most of plaintiff’s funds were provided by plaintiff’s attorney in fact to an escrow agent who converted the monies and failed to make restitution to the plaintiff. Latitude 30 Group, LLC has repaid the plaintiff all of the funds the escrow agent disbursed to Latitude 30 Group, LLC, and Latitude 30 Group, LLC asserts that it is not liable to repay the other funds that were converted by the escrow agent in the approximate amount of $775,000. There can be no assurance given that Latitude 30 Group, LLC will prevail in this litigation and in the event that Brownstone Group, LLC and Latitude 30 Group, LLC are found liable in such litigation it would have a material adverse effect on the financial condition of the Company. In addition, there can be no assurance that if such event should occur, that Latitude 30 Group, LLC will be able to look to Brownstone Group, LLC to contribute a pro rata amount to the payment of any judgment.

Additionally, on October 17, 2014 the company received a demand for arbitration from Summit Trading Ltd arising from a consulting agreement between the company and Summit Trading Ltd.  Summit is seeking 3,344,988 shares of common stock of the company.  The company denies that any sum is due to Summit and will vigorously defend the action.

Additionally, on October 10, 2014 a complaint was filed by Craig Phillips, a former employee seeking $150,000 in severance and 2,412,574 shares of stock.  The company denies that any sums are due to Mr. Phillips as a result of his voluntary termination of his employment. The company intends to vigorously defend this action.

On November 6, 2014 the company filed a counterclaim against Mr. Phillips arising from his employment with the company.

Other

On November 10, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which it intended to be acquired by Blink Couture, Inc. (Blink) a publicly traded company. The Company and Blink subsequently entered into two extension agreements, whereby either the Company or Blink could terminate the Merger Agreement at any time after February 28, 2012 unless the terminating party is responsible for the delay which prevented the closing of the merger on or before March 30, 2012. On November 27, 2012, the Agreement and Plan of Merger was terminated.

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12. STOCKHOLDER’S EQUITY

Class A Preferred Shares

The Company is authorized to issue 10,000,000 shares preferred stock. On March 16, 2011, the Company designated 25,000 shares of Preferred Stock as Series A Preferred Stock, with a par value of $1,000 per share.

The holders of Series A Preferred Stock will not have any voting rights unless and until the Series A Preferred Stock is converted into Common Stock, except as otherwise required by law.

The holders of the Series A Preferred Stock shall be entitled to receive dividends per share of Series A Preferred Stock at a rate of 10% of Stated Value per share annually Dividends will begin to accrue on the date of issuance of the Series A Preferred Stock, except as otherwise agreed to in writing between the Company and the shareholder. The dividends shall be payable on the Voluntary Conversion Date or the Mandatory Conversion Date as defined in the Certificate of Designation as the case may be, in cash or Common Stock at the option of the Company. The number of shares of Common Stock to be received shall be determined by dividing the amount of accrued dividends by the conversion price of $1.40 per share. The Conversion price is adjusted for stock splits, recapitalizations and other events as defined in the Certificate of Designation.

The Series A Preferred Stock of any holder shall be redeemable, in whole or in part, at the option of the Company by resolution of its Board of Directors, from time to time and at any time. The corporation may redeem any individual holder's shares of Series A Preferred Stock and such redemption shall not be required to be pro rata with any other holders of the series A Preferred stock. The redemption price shall equal the Stated Value of each share of Series A Preferred Stock so redeemed, plus any accrued and unpaid dividends on such share(s) being redeemed.

In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the series A Preferred Stock shall be entitled to receive, before the holders of any of the Common Stock or other classes of Preferred Stock of the Corporation ranking junior thereto, out of the remaining net assets of the Company, the Stated Value of the Series A Preferred Stock plus any accrued but unpaid dividends. After such payment shall have been made in full to the holders of the outstanding Series A Preferred Stock, or funds or assets necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Series A Preferred Stock, so as to be and continue to be available therefor, the holders of the outstanding series A Preferred Stock shall be entitled to no further participation in such distribution of the assets of the company. .

In the event that, after payment or provision for payment of the debts and other liabilities of the Corporation and preferences or other rights granted to the holders of any senior Preferred Stock, the remaining net assets of the Corporation are not sufficient to pay the liquidator preference of the holders of the Series A Preferred Stock, then no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking on a parity with the shares of the series A Preferred stock upon such liquidation, unless proportionate distributive amounts shall be paid on account of each share of the Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares, including other shares of Series A Preferred stock, are respectively entitled upon such liquidation.

2013 Issuances

In 2013, the Company issued 4,189 shares of its Series A Preferred Stock in the conversion of debt totaling $4,189,473.

2012 Issuances

In 2012, the Company issued 2,252 shares of its Series A Preferred Stock in the conversion of debt totaling $2,251,500, issued 120 shares of its Series A Preferred Stock for services rendered in connection with the construction of a venue valued at $120,000, and issued 142 shares if its Series A Preferred Stock in consideration for the cancellation of $142,544 of debt owed by a related party.

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Common Stock

The Company is authorized to issue 100,000,000 shares of Common Stock, par value $.001. Each holder of record is entitled to one vote for each share of common stock own. Holders of Common Stock shall be entitled to receive dividends in such amounts as the Board of Directors may determine in its sole discretion. Upon any liquidation dissolution or winding up of the Corporation, after the payment all debts and liabilities of the Company and all preference amounts to which the holders of any issued and outstanding Preferred Stock are entitled to with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Company available for distribution.

2013 Issuances

In 2013, the Company issued 4,522,531 common shares in connection with the issuance and modification of debt valued at $6,248,735, issued 575,369 common shares in the cancellation of debt totaling $1,094,985, issued 1,492,168 common shares for consulting services valued at $3,772,504, issued 20,000 common shares for legal services valued at $8,000, and 625,073 common shares to employees valued at $1,791,219. The Company recognized a loss on the issuance of the shares in the modification of debt in 2013 totaling $1,082,709.

2012 Issuances

In 2012, the Company issued 3,176,143 common shares in connection with the issuance of debt valued at $4,562,513, issued 1,407,101 common shares in the cancellation and modification of debt totaling $1, 700,741, and issued 721,711 common shares for consulting services valued at $1,950,063. The Company recognized a loss on the issuance of the shares in the modification of debt in 2012 totaling $294,219.

Common Stock Warrants

In 2012 a total of 3,170,500 warrants were issued as consideration for short-term cash advances to the Company. These warrants were valued at $9,310,872 and were immediately expensed to operations as interest. In addition, a total of 310,000 warrants were issued to consultants. These warrants were valued at $5,327,624 and were also immediately expensed to operations as general and administrative expenses.

The above warrant values were calculated using the Black Scholes model with risk-free interest rates ranging from 0.60% to 0.78%, volatility of 200.00%, and share prices ranging from $1.60 to $3.00 per share.

As indicated in Note 5, in connection with the 2012 notes a note holder was also issued a total of 1,500,000 detachable warrants to purchase shares of the company’s common stock that are exercisable at a price of at $1.75 per share and expire five years from the date of grant. The initial value of the warrants issued to this note holder totaled $4,415,207.

In 2013 a total of 13,919,532 warrants were issued as consideration for short-term cash advances to the Company. These warrants were valued at $33,754,756 and were immediately expensed to operations as interest.

As indicated in Note 5, in connection with the 2013 notes holders were also issued a total of 242,000 detachable warrants to purchase shares of the company’s common stock that are exercisable at a price of at $1.75 per share and expire five years from the date of grant. The initial value of the warrants issued to these holders totaled $653,788. The $653,788 was charged to operations over the life of the related note.

The above warrant values were calculated using the Black Scholes model with risk-free interest rates ranging from 0.65% to 1.75%, volatility of 200.00%, and share prices ranging from $1.40 to $3.00 per share.

A summary of outstanding stock options is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding — December 31, 2011	–	$–
Granted	4,980,000	$1.75
Exercised	–	$–
Cancelled	–	$–
Outstanding — December 31, 2012	4,890,000	$1.75
Granted	14,161,532	$1.75
Exercised	–	$–
Cancelled	–	$–
Outstanding — December 31, 2013	19,141,532	$1.75

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2012 Equity Incentive Compensation Plan

Effective December 31 2012, the Company formed the 2012 Equity Incentive Compensation Plan. Under the plan, the Company reserved 5,000,000 shares of its common stock that are available for issuance at the discretion of the Plan’s committee members to officers, directors, employees and consultants. Shares issued under the Plan that are subject to forfeiture, expiration, termination, cash settlement or non-issuance are again to be available for issuance under the plan subject to certain restriction as indicated in the Plan Agreement. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

In December 2012, the Company granted a consultant 150,000 common stock options under the plan with an exercise price of $1.20 per share that expire five years after the date of grant. The stock option immediately vested on date of grant. The 150,000 common stock options were valued at $488,782 using the Black Scholes option model with risk-free interest rate of 0.72%, volatility of 200.00%, and share price of $3.00. The $488,782 was fully charged to operations in 2012.

In December 2013, the Company granted its four board members a total of 386,000 common stock options under the plan with an exercise price of $1.00 per share that expire ten years after the date of grant. The stock option immediately vested on date of grant. The 386,000 common stock options were valued at $539,589 using the Black Scholes option model with risk-free interest rate of 2.94%, volatility of 200.00%, and share price of $1.40. The $539,589 was fully charged to operations in 2013. In addition, in 2013, the Company issued 942,931 common shares under the plan to its officers and employees valued at $942,931 that was charged to operations in 2013.

A summary of outstanding stock options is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding — December 31, 2011	–	$–
Granted	150,000	$1.20
Exercised	–	$–
Cancelled	–	$–
Outstanding — December 31, 2012	150,000	$1.20
Granted	386,000	$1.00
Exercised	–	$–
Cancelled	–	$–
Outstanding — December 31, 2013	536,000	$1.06

13. DISCONTINUED OPERATION

On February 22, 2012, Latitude 42 Group, LLC signed a lease for a planned 30,000 square foot venue in Warrenville, Illinois.  The build out was partially executed and a portion of the operational equipment was purchased. During the second half of 2013, L360 was approached by another operator in the same industry to assume the obligations and takeover this location.

In November 2013, the measurement date, management decided that it was in the Company’s best interest to sell the lease and transfer some of the equipment to the Albany, NY venue, a top 13 U.S. mall, which it felt, was a more strategic location for the L360 concept. The lease termination agreement was executed on February 7, 2014 and the equipment purchased for an approximate of $1.2 million was transferred to the new location in April 2014.

The Company has determined the accounting treatment for Latitude 42 is a discontinued operation and the associated expenses are separately disclosed under Discontinued Operations.

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14. SUBSEQUENT EVENTS

Management has evaluated subsequent events through November 7, 2014, which is the date when these financial statements are available to be issued. The following significant events took place subsequent to December 31, 2013.

From the period January 1, 2014 through May 15, 2014, the Company granted employees and officers a total of 2,240,000 common stock options with an exercise price of $1 per share. The options expire in five years from issuance date.

On May 30, 2014 the Company completed its acquisition of Latitude 360, Inc., a Florida corporation (“L360 Florida”), pursuant to the Agreement and Plan of Merger (as amended, the “Merger Agreement”) dated April 8, 2014, among the Company, Latitude Global Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of the Company (the “Merger Sub”), and L360 Florida. Pursuant to the Merger Agreement, on May 30, 2014, Merger Sub merged with and into L360 Florida, and L360 Florida became a wholly-owned subsidiary of the Company (the “Merger”).

At the effective date of the Merger the Company issued (or reserved for issuance) an aggregate of 154,735,504 shares of the Company’s common stock (the “Merger Shares”) to the shareholders of the Company immediately prior to the effective time as consideration for the acquisition. The Merger Shares represent approximately 98.9% of the total number of outstanding shares of the Company’s common stock. Except for certain convertible securities of which did not convert into shares of the Company’s common stock in connection with the Merger (the “L360 Non-Converting Securities”), each outstanding share of preferred stock of L360 Florida, each warrant to purchase L360 Florida common stock, and any other security of L360 Florida exchangeable for or convertible into shares of L360 Florida common stock (the “L360 Convertible Securities”) was exchanged or converted into shares of L360 Florida common stock immediately prior to the consummation of the Merger, such that the shares of L360 Florida common stock issued upon conversion, along with the shares of the Company’s common stock underlying the L360 Non-Converting Securities, represented the right to receive a portion of the Merger Shares. Each L360 Non-Converting Security outstanding at the effective time of the Merger was automatically converted into a like convertible security, or the right to receive a like convertible security, to acquire a portion of the Merger Shares, at an exercise price per share appropriately adjusted so that the aggregate exercise price is the same as it was prior to the effective time of the Merger. The company changed its name to Latitude 360 Inc. The financial statements reflect the consolidated operations of the Company and its subsidiaries.

On July 21, 2014, the Company announced its fourth location will be part of the Cross gates Mall, the NY Capital Region’s premier shopping, dining and entertainment destination. The Company expects the grand opening of its new venue will be scheduled for first quarter of 2015.

On July 24, 2014, the Company announced that it entered into a lease whereby its construction build-out costs will be funded by Duke Realty the owner and manager of The Shops at West End in St. Louis Park, MN. Latitude 360’s new 43,000 square-foot venue is scheduled to open during the second quarter of 2015.

On June 6, 2014, the company entered into a lease agreement for its sixth location at 101 Independence Mall Way, Kingston, MA. The company expects the opening of the new venue during the first quarter of 2015.

LAT360 has engaged 3 securities firms to assist the company to access capital to pay down debt and for growth capital.

Subsequent to the balance sheet date and through November 7, 2014, the Company received cash funding of $16,319,698 through the issuance of short term and of long term notes payable.

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